EXHIBIT 10.25

March 12, 2020

Mr. Jose E. Almeida
Chairman and CEO
Baxter International, Inc.
One Baxter Parkway
Deerfield, IL 60015

UPDATED TERMS OF EMPLOYMENT

Dear Joe,

The independent members of Baxter’s Board of Directors believe you have and will continue to make outstanding contributions to the Company and want to retain you as Chairman and CEO (subject to the Board’s annual election process as required by the Company’s Bylaws).  This letter is intended to replace your original employment letter/agreement dated October 28, 2015, and to provide the following updated terms of your ongoing employment through December 31, 2023:

▪Your annual salary will continue to be $1,300,000, which will be reviewed each year at the same time as other executive officers, when the independent members of the Board may approve an increase but not a reduction unless commonly applied to all executive officers.

▪You will continue to be eligible to participate in the Company’s annual cash bonus program. Your target bonus will be increased from 145% of your annual salary to 165% starting in 2020. The target bonus will be reviewed each year at the same time as other executive officers, when the independent members of the Board may approve an increase but not a reduction unless commonly applied to all executive officers. The actual bonus you will receive will continue to vary depending on both business performance and your individual performance, as determined by the independent members of the Board.

▪You will continue to be eligible to participate in the long-term incentive (LTI) program for senior management. Your annual LTI target grant value will be increased from $10,000,000 in 2019 to $11,000,000 in 2020 and your LTI grant-value mix will continue to be 50% stock options and 50% performance share units (PSUs). Please note that the LTI grant-value mix and your target grant value are reviewed annually and are subject to change based on market competitiveness and the Company’s financial performance. All LTI awards are made pursuant to the Baxter International Equity Plan Adopted as of February 28, 2019 (Equity Plan).

▪Starting with your 2020 LTI grant, and for all of your future regular annual LTI grants made through the end of 2023, you will be eligible for a “Qualifying Retirement” under Section 4.4 of the Equity Plan when you attain age 60 rather than needing to attain age 65 (or age 55 with ten-or-more years of service). This definitional change is intended to enable you to continue your outstanding, unvested LTI grants post-retirement according to the terms of the Equity Plan and applicable grant agreements if you remain employed through your 60th birthday (September 22, 2022) or longer. Please note that the above definition of a Qualifying Retirement will be unique to your future LTI grants and will not apply to other Equity Plan Participants, nor will it necessarily apply to one-off or special awards made to you under the Equity Plan.

Baxter International Inc.
One Baxter Parkway / Deerfield, Illinois 60015
T 224.948.2000

▪You will continue to be eligible for the existing severance agreement that applies in the event of a change in control of the Company (CIC Agreement).

▪Outside the context of the CIC Agreement, if your employment is terminated on or before December 31, 2023, other than (a) by the Company for Cause or (b) by you without Good Reason, the Company will continue to provide you not more than sixty days following your Date of Termination of employment with a lump-sum separation payment equal to two times your annual base salary and annual target bonus, as well as health-care coverage described in the CIC Agreement; provided you have properly executed within forty-five days following your Date of Termination and not timely revoked a customary release of claims in a form reasonably acceptable to the Company. In exchange, you agree to continue to abide by the non-competition, non-solicitation, and non-disparagement provisions provided in Section 9 of the CIC Agreement. Please note that the capitalized terms in this paragraph have the meanings provided in the CIC Agreement without regard to whether a CIC has occurred.

▪Baxter provides comprehensive health-and-welfare benefits, executive physical examinations, an Employee Stock Purchase Plan (ESPP), and a 401(k) Plan. In all cases, your participation and coverages will continue the same as now. Please note that Baxter’s benefit program is subject to change and any such change would supersede this letter.

▪You will continue to be eligible to participate in Baxter’s U.S. Deferred Compensation Plan, where you may elect to defer eligible compensation (base salary and annual bonus) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.

▪You will continue to be eligible for five weeks of vacation per year.

▪Your employment will continue to be “at-will,” meaning that you or the Company may end your employment at any time and for any reason.

▪All payments to you from the Company will continue to be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies.

▪All payments to you from the Company will continue to be subject to Baxter’s Executive Compensation Recoupment Policy.

▪All consideration to be paid or provided to you by the Company is intended to comply with or be exempt from Section 409A of the Internal Revenue Code, so you are not subject to penalties that may be imposed under 409A. This letter shall be interpreted consistent with that intent, and, to the extent any provision hereof would result in your payment of such taxes or penalties, this letter would be amended in a manner to bring it into compliance with 409A and preserve as possible the economic value of the relevant consideration.

Please indicate your written acceptance of by signing below with knowledge that the Board looks forward to your continued successful leadership of a truly outstanding organization that you helped to build.

Sincerely,

Baxter Board of Directors by

Tom Stallkamp, Lead Director

/s/ Tom Stallkamp__________________________________

John Forsyth, Compensation Committee Chair

/s/ John Forsyth__________________________________

Jim Gavin, Corporate Governance Committee Chair

/s/ Jim Gavin__________________________________

Accepted by:

Jose E. Almeida

/s/ Jose E. Almeida__________________________________

[Signature Page to Amended J. Almeida Employment Agreement – Fall 2019]